Exhibit 99.1

TeleTech Announces Increased Authorization of $50 Million for Share Repurchases

ENGLEWOOD, Colo., Mar. 24, 2011 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest global providers of technology-enabled business process outsourcing solutions that drive commerce and differentiate the customer experience, today announced that its Board of Directors has approved an additional authorization of $50 million for share repurchases.

During 2010, TeleTech’s strong cash flow from operations, positive net cash position and solid balance sheet enabled the repurchase of five million shares of common stock for a total cost of approximately $80 million.

“The Board’s support of our ongoing share repurchase program demonstrates its strong confidence in the company’s future growth prospects,” said Kenneth Tuchman, chairman and chief executive officer.  “TeleTech’s solid cash flow from operations continues to provide the capital necessary to fund organic growth, strategic acquisitions and share repurchases.”

As of December 31, 2010, under the previous authorization approved by the Board, total funding available for share repurchases was $45 million.

The stock repurchase authorization does not have an expiration date and the pace of repurchase activity will depend on factors such as levels of cash generation from operations, current stock price and other factors.

ABOUT TELETECH

For nearly 30 years, TeleTech and its subsidiaries have helped the world’s largest companies achieve their most ambitious goals.  As the go-to partner for the Global 1000, the TeleTech group of companies delivers technology-based solutions that maximize revenue, transform customer experiences and optimize business processes.  From strategic consulting to operational execution, TeleTech’s more than 45,500 employees drive success for clients in the communications and media, financial services, government, healthcare, technology, transportation and retail industries. Our companies deliver award-winning integrated solutions in support of professional services , revenue generation, customer innovation, enterprise innovation, hosted technology and learning innovation. For additional information, please visit www.teletech.com.

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Investor Contact Karen Breen 303.397.8592	Media Contact Bob Livingston 303.397.8958